Exhibit 9

Reconciliation of assets, liabilities, and equity of Japan Bank for International Cooperation (“JBIC”) and its subsidiaries (the “JBIC Group”) as of March 31, 2021 and 2020, and reconciliation of net profit of the JBIC Group for the fiscal years ended March 31, 2021 and 2020, between accounting principles generally accepted in Japan (“Japanese GAAP”) and International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “Reconciliation”).*

*

The JBIC Group has adopted Japanese GAAP for reporting purposes in Exhibit 2. The audited consolidated financial statements prepared in accordance with IFRS are included in Exhibit 7 for reference purposes in order to improve comparability with international issuers.

Reconciliation of assets, liabilities, and equity as of March 31, 2021

(Millions of yen)
Japanese GAAP		Reclassifications	Adjustments	IFRS		Notes
Assets					Assets
Cash and due from banks	1,233,919	—	—	1,233,919	Cash and due from banks
	—	258,194	(15)	258,179	Derivative financial instrument assets	A
	—	353,103	1,529	354,632	Financial assets at fair value through profit or loss	B, C
Securities	272,359	(251,114)	9,355	30,599	Securities	B, C
Loans and bills discounted	13,556,815	(493,401)	70,425	13,133,838	Loans and other receivables	B, D
	—	100,042	10,711	110,754	Equity method investments	C, E
Property, plant and equipment	29,110	—	—	29,110	Property and equipment
Intangible assets	4,210	(4,210)	—	—
Other assets	281,625	(151,153)	1,727	132,199	Other assets	A, D, F
Customers’ liabilities for acceptances and guarantees	1,835,123	—	(1,835,123)	—		H
Allowance for loan losses	(339,841)	339,841	—	—		D

Total assets	16,873,323	151,301	(1,741,389)	15,283,235	Total assets

Liabilities					Liabilities
	—	284,445	(25)	284,420	Derivative financial instrument liabilities	A
Borrowed money	6,651,321	—	—	6,651,321	Borrowings
Bonds payable	4,964,965	—	65,034	5,030,000	Bonds payable	G
	—	—	63,962	63,962	Financial guarantee contracts	H
Net defined benefit liability	6,338	(6,338)	—	—		I
Provision for directors’ retirement benefits	47	(47)	—	—
Other liabilities	374,034	(126,163)	(13,935)	233,935	Other liabilities	A, F, I
Provision for bonuses	585	(585)	—	—
Provision for directors’ bonuses	10	(10)	—	—
Acceptances and guarantees	1,835,123	—	(1,835,123)	—		H

Total liabilities	13,832,426	151,301	(1,720,087)	12,263,640	Total liabilities

Net assets					Equity
Capital stock	1,963,800	—	—	1,963,800	Capital stock
Retained earnings	981,523	—	65,778	1,047,301	Retained earnings
	—	95,254	(87,080)	8,174	Other reserves	E, I
Valuation difference on available-for-sale securities	2,088	(2,088)	—	—		C
Deferred gains or losses on hedges	95,238	(95,238)	—	—		A
Foreign currency translation adjustment	(2,072)	2,072	—	—		E
Non-controlling interests	318	—	—	318	Non-controlling interests

Total net assets	3,040,896	—	(21,301)	3,019,594	Total equity

Total liabilities and net assets	16,873,323	151,301	(1,741,389)	15,283,235	Total liabilities and equity

Reconciliation of assets, liabilities, and equity as of March 31, 2020

(Millions of yen)
Japanese GAAP		Reclassifications	Adjustments	IFRS		Notes
Assets					Assets
Cash and due from banks	1,544,838	—	—	1,544,838	Cash and due from banks
	—	422,027	(1,090)	420,937	Derivative financial instrument assets	A
	—	377,938	(3,342)	374,596	Financial assets at fair value through profit or loss	B, C
Securities	358,748	(309,033)	10,817	60,532	Securities	B, C
Loans and bills discounted	13,133,980	(395,893)	21,422	12,759,508	Loans and other receivables	B, D
	—	120,494	11,361	131,856	Equity method investments	C, E
Property, plant and equipment	28,146	—	—	28,146	Property and equipment
Intangible assets	5,227	(5,227)	—	—
Other assets	434,040	(367,775)	2,875	69,141	Other assets	A, D, F
Customers’ liabilities for acceptances and guarantees	2,118,383	—	(2,118,383)	—		H
Allowance for loan losses	(285,855)	285,855	—	—		D

Total assets	17,337,510	128,387	(2,076,339)	15,389,558	Total assets

Liabilities					Liabilities
	—	178,252	3	178,255	Derivative financial instrument liabilities	A
Borrowed money	6,786,499	—	—	6,786,499	Borrowings
Bonds payable	4,886,646	—	112,377	4,999,024	Bonds payable	G
	—	—	98,965	98,965	Financial guarantee contracts	H
Net defined benefit liability	6,715	(6,715)	—	—		I
Provision for directors’ retirement benefits	44	(44)	—	—
Other liabilities	424,572	(42,507)	(22,421)	359,643	Other liabilities	A, F, I
Provision for bonuses	586	(586)	—	—
Provision for directors’ bonuses	10	(10)	—	—
Acceptances and guarantees	2,118,383	—	(2,118,383)	—		H

Total liabilities	14,223,458	128,387	(1,929,456)	12,422,389	Total liabilities

Net assets					Equity
Capital stock	1,883,800	—	—	1,883,800	Capital stock
Retained earnings	995,688	—	77,972	1,073,661	Retained earnings
	—	234,291	(224,855)	9,436	Other reserves	E, I
Valuation difference on available-for-sale securities	(3,486)	3,486	—	—		C
Deferred gains or losses on hedges	231,303	(231,303)	—	—		A
Foreign currency translation adjustment	6,475	(6,475)	—	—		E
Non-controlling interests	271	—	—	271	Non-controlling interests

Total net assets	3,114,051	—	(146,882)	2,967,168	Total equity

Total liabilities and net assets	17,337,510	128,387	(2,076,339)	15,389,558	Total liabilities and equity

Reconciliation of net profit for the year ended March 31, 2021

(Millions of yen)
Japanese GAAP		Reclassifications	Adjustments	IFRS		Notes
Interest income	234,073	(22,363)	14,150	225,860	Interest income	B, D
Interest expense	150,276	—	1,627	151,904	Interest expense	G

				73,956	Net interest income

Fees and commissions	26,708	(350)	(7,894)	18,462	Fee and commission income	B
Fees and commissions payments	3,040	—	—	3,040	Fee and commission expense
	—	(11,982)	88,853	76,871	Net expense from derivative financial instruments	A
Gain on investments in partnerships *1	9,825	(9,825)	—	—		B
	—	(12,087)	16,208	4,121	Net loss from financial assets at fair value through profit or loss	B
Other ordinary income	8,733	(8,733)	—	—
Other income *1	5,024	(5,024)	—	—		B
Extraordinary income	10	(10)	—	—
	—	8,910	390	9,301	Other income

				56,268	Net non-interest expense

				17,688	Total operating income
Recoveries of written-off claims *1	2	(2)	—	—		D
Provision of allowance for loan losses *2	53,986	(53,986)	—	—
	—	(53,986)	86,638	32,652	Impairment reversals on financial assets	D

				50,340	Net operating income
Other ordinary expenses	5,991	(5,991)	—	—
General and administrative expenses	20,129	—	156	20,285	Operating expenses	I
Other expenses *2	6,946	(6,946)	—	—		B
	—	1,887	(1,112)	774	Other expenses

				21,060	Total operating expenses

Profits of equity method investments *1	375	2,278	—	2,653	Profits of equity method investments	E

				31,933	Profit before income tax

Income tax expense	45	—	—	45	Income tax expense

Net income	44,337	—	(12,449)	31,888	Net profit

*1	These accounts are included in “Other income” under Japanese GAAP.

*2	These accounts are included in “Other expenses” under Japanese GAAP.

Reconciliation of net profit for the year ended March 31, 2020

(Millions of yen)
Japanese GAAP		Reclassifications	Adjustments	IFRS		Notes
Interest income	417,832	(6,543)	10,997	422,286	Interest income	B, D
Interest expense	329,800	(84,686)	1,334	246,447	Interest expense	G

				175,838	Net interest income

Fees and commissions	25,595	(471)	(8,225)	16,898	Fee and commission income	B
Fees and commissions payments	3,253	—	—	3,253	Fee and commission expense
	—	(85,500)	149,370	63,870	Net income from derivative financial instruments	A
Gain on investments in partnerships *1	4,411	(4,411)	—	—		B
	—	8,243	8,690	16,934	Net gain from financial assets at fair value through profit or loss	B
Other income *1	1,493	(1,493)	—	—		B
Extraordinary income	16	(16)	—	—
	—	3,601	(3,322)	279	Other income

				94,728	Net non-interest income

				270,566	Total operating income

Reversal of allowance for loan losses *1	7,215	(7,215)	—	—		D
Recoveries of written-off claims *1	29,308	(29,308)	—	—
	—	(33,625)	125,997	92,372	Impairment losses on financial assets	D

				178,194	Net operating income

Other ordinary expenses	8,924	(8,924)	—	—
General and administrative expenses	21,365	—	(80)	21,284	Operating expenses	I
Other expenses *2	2,899	(2,899)	—	—		B
	—	8,112	(5,278)	2,833	Other expenses

				24,117	Total operating expenses

Losses of equity method investments *2	2,828	(1,091)	—	1,736	Losses of equity method investments	E

				152,340	Profit before income tax

Income tax expense	25	—	—	25	Income tax expense

Net income	116,775	—	35,538	152,314	Net profit

*1	These accounts are included in “Other income” under Japanese GAAP.

*2	These accounts are included in “Other expenses” under Japanese GAAP.

Notes to the reconciliation of assets, liabilities, and equity as of March 31, 2021 and 2020, and the reconciliation of net profit for the fiscal years ended March 31, 2021 and 2020

A.	Derivative financial instrument assets and liabilities

i.	Hedge accounting

The JBIC Group uses derivative financial instruments in order to hedge interest rate risk and foreign exchange risk. The JBIC Group has been applying hedge accounting under Japanese GAAP, which mostly follows macro hedge accounting, for 99.9% or more of its derivative transactions on a fair value basis, in order to eliminate accounting mismatches in its consolidated financial statements.

From the adoption of IFRS in 2012 to March 31, 2018, the JBIC Group had not applied hedge accounting under IAS 39 and did not present the effect of its risk management activities involving derivative financial instruments in its consolidated financial statements. Since the adoption of IFRS 9, the JBIC Group has applied hedge accounting mainly to fair value hedges of interest rate risk for bonds payable issued on or after April 1, 2018.

Refer to Notes 3.G and 8 to the consolidated financial statements for details on hedge accounting under IFRS. In addition, refer to Note 26 to the consolidated financial statements for “Net gain (loss) on valuation of derivative financial instruments,” which does not reflect profit or loss deferred by hedge accounting under Japanese GAAP, and adjustments to the carrying amounts of hedged items under fair value hedge accounting.

ii.	Offsetting derivative financial instrument assets and liabilities

Derivative financial instrument assets and liabilities that meet the offset requirements under Japanese GAAP are presented on a net basis by counterparty and included in “Other assets” or “Other liabilities.” Derivative financial instrument assets and liabilities that do not meet the offset requirements under IFRS are presented on a gross basis as “Derivative financial instrument assets” and “Derivative financial instrument liabilities.”

iii.	Credit risk adjustments

Under IFRS, the JBIC Group determines fair values of derivative financial instrument assets and liabilities in consideration of counterparties or its own credit risks calculated from observable market data.

B.	Financial assets at fair value through profit or loss

Under IFRS, if contractual cash flows of financial assets are not solely payments of principal and interest, the JBIC Group measures such financial assets at fair value through profit or loss. If contractual cash flows of financial assets are solely payments of principal and interest, and financial assets are held within a business model whose objective is to hold the assets in order to collect contractual cash flows, financial assets are measured at amortized cost. Whereas, Japanese GAAP sets out the approach to measure financial assets according to their legal form and the entity’s intention to hold the financial assets.

Stocks, investments in partnerships and certain loans excluding investments held by the JBIC Group and accounted for using the equity method are measured at fair value and presented as “Financial assets at fair value through profit or loss” under IFRS, whereas they are measured at either cost or fair value according to their legal form and holding intention and presented as “Securities” or “Loans and bills discounted” under Japanese GAAP. Under Japanese GAAP, if the net asset value of shares has declined significantly due to a deterioration in the financial position of an issuer, the carrying amount is written down and such valuation difference is recognized as impairment loss for the current period.

Under IFRS, the JBIC Group presents gains and losses arising from such assets as “Net gain (loss) from financial assets at fair value through profit or loss.” Under Japanese GAAP, the JBIC Group presents interest income and dividend income as “Interest income,” upfront and commitment fees as “Fee and commissions,” and realized gains and losses arising from changes in fair value and sales of such assets as “Other income” (when it is a gain) or “Other expenses” (when it is a loss).

C.	Securities

The JBIC Group presents investments in associates and joint ventures as “Securities” under Japanese GAAP and “Equity method investments” under IFRS. For the differences in the measurement method between the accounting standards, see “E. Equity method investments.”

Stocks and investments in partnerships other than investments in associates and joint ventures are presented as “Securities” under Japanese GAAP and “Financial assets at fair value through profit or loss” under IFRS. For the differences in the measurement method between the accounting standards, see “B. Financial assets at fair value through profit or loss.”

Debt securities included in “Securities” under Japanese GAAP are also presented as “Securities” under IFRS. For the measurement method, debt securities are measured at fair value and valuation gains and losses are recognized as “Valuation difference on available-for-sale securities” under Japanese GAAP, whereas these debt securities are measured at amortized cost under IFRS.

Under IFRS, impairment losses are recognized for securities measured at amortized cost under the expected credit loss model. Impairment losses are estimated at the amount of the expected credit losses expected to occur within the next 12-months from the reporting date or on a lifetime basis depending on whether a significant increase in credit risk has occurred since initial recognition of the financial assets. Such impairment losses measured are deducted from securities using an allowance account.

D.	Loans and other receivables

“Loans and other receivables” under IFRS include accrued interest income on loans in “Other assets” under Japanese GAAP, and also financial assets associated with financial guarantee contracts described in “H. Financial guarantee contracts,” but do not include loans and other receivables measured at fair value through profit or loss.

Under IFRS, the JBIC Group measures loans and other receivables initially at fair value plus transaction costs directly attributable to loan origination, and subsequently at amortized cost using the effective interest method. The JBIC Group amortizes loan origination fees, which are considered integral to the origination using the effective interest method.

Under Japanese GAAP, the JBIC Group recognizes a general allowance as well as a specific allowance for loan losses.

In accordance with the expected credit loss model under IFRS, the JBIC Group recognizes impairment losses, and the carrying amount of loans and other receivables is reduced by the amount of impairment losses measured through the allowance for loan losses. See “C. Securities” for the method for recognizing expected credit losses.

E.	Equity method investments

The JBIC Group’s investments in associates and joint ventures are comprised mainly of investments in partnerships. Under Japanese GAAP, the JBIC Group applies the equity method to certain investments in partnerships. Under IFRS, the JBIC Group adopts the equity method for all of its investments in partnerships that are determined as investments in associates and joint ventures, except for investments held through a subsidiary of JBIC for which the exemption in IAS 28 to measure such entities at fair value is applied. Gains or losses on investments in partnerships to which the equity method is not applied under Japanese GAAP but applied under IFRS are recognized as “Profits (losses) of equity method investments” under IFRS.

The JBIC Group presents exchange differences on translation of foreign operations from applying the equity method as “Other reserves” under IFRS, whereas they are presented as “Foreign currency translation adjustment” under Japanese GAAP.

F.	Leases

Lease transactions entered into by the JBIC Group as a lessee primarily consist of rental offices. Under Japanese GAAP, lease transactions are classified as either finance leases or operating leases based on the risk and economic value approach. The significant lease transactions entered into by the JBIC Group are classified as operating leases and are expensed when lease payments occur. Under IFRS, on the other hand, right-of-use assets and lease liabilities are recognized in “Other assets” and “Other liabilities,” respectively, in the consolidated statement of financial position at the commencement date of the lease. Those assets and liabilities are subsequently measured at cost less any accumulated depreciation and any accumulated impairment losses, and amortized cost using the effective interest method, respectively.

The JBIC Group does not enter into lease transactions as a lessor.

G.	Bonds payable

Under Japanese GAAP, the JBIC Group expenses bond issuance costs as incurred.

Under IFRS, the JBIC Group measures bonds payable initially at fair value less transaction costs directly attributable to bond issuance, such as fees paid to underwriters and discounts at issuance, and subsequently at amortized cost using the effective interest method. For bonds payable to which hedge accounting is applied in accordance with IFRS 9, their carrying amount is adjusted to reflect changes in fair value arising from the underlying hedged risks.

H.	Financial guarantee contracts

Under Japanese GAAP, the JBIC Group records the same contractual amounts of financial guarantee obligations in both “Customers’ liabilities for acceptances and guarantees” as assets and in “Acceptances and guarantees” as liabilities.

Under IFRS, the JBIC Group initially measures financial liabilities associated with financial guarantee contracts at fair value as well as financial assets associated with financial guarantee contracts. They are subsequently measured at the higher of (a) the amount of the loss allowance determined in accordance with IFRS 9 and (b) the amount initially recognized less, when appropriate, the cumulative amount of income recognized in accordance with the principles of IFRS 15 Revenue from Contracts with Customers.

I.	Liability for retirement benefits

Under Japanese GAAP, the JBIC Group expenses actuarial gains or losses on defined benefit plans in profit or loss as incurred.

Under IFRS, the JBIC Group recognizes remeasurement of defined benefit plans directly in “Other reserves” as incurred and reclassifies immediately to retained earnings. The JBIC Group remeasures retirement benefit obligations based on IFRS, and charges for differences caused by the period allocation method of retirement benefit obligations, etc. as “Operating expenses.” The JBIC Group includes a liability for retirement benefits in “Other liabilities.”

J.	Difference between the reporting date of consolidated financial statements and of subsidiaries

Under Japanese GAAP, if the difference between the reporting date of consolidated financial statements and of the subsidiary does not exceed three months, only material inter-company transactions made during that period need to be reflected in the financial statements of the subsidiary. Accordingly, the JBIC Group adjusts only material inter-company transactions in the consolidated financial statements under Japanese GAAP.

On the other hand, IFRS requires that financial statements of consolidated subsidiaries be prepared on the reporting date of the parent company, except when it is impracticable. For this reason, the JBIC Group prepares the financial statements of the subsidiaries whose reporting dates are different from JBIC to conform to the reporting date of JBIC.